Exhibit 10.7

OFFER LETTER – FULL-TIME/EXEMPT POSITION

March 10, 2014

Amit Jain

Dear Amit,

ServiceMax, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below.

Position

You will start in a full-time, regular position, as Director, Product Management and you will report to Ed Yip, Vice President, Product Management. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

Compensation and Employee Benefits

Your initial base salary will be at the rate of $ 155,000 (One Hundred Fifty-Five Thousand Dollars) per year, less payroll deductions and all required withholdings. You will be paid semi-monthly, and will be expected to work a full-time schedule.

You will be eligible to participate in the company’s health benefits plan upon acceptance by our health provider.

In addition to your base salary, you will be eligible to earn additional target bonus of approximately $ 25,000 (Twenty-Five Thousand Dollars) annually, to be paid quarterly, based on your achievement of objectives detailed as part of the Company’s bonus compensation plan. You must be an employee in good standing in order to participate in the Company’s bonus plan.

Stock Option

Subject to the approval of the Company’s Board of Directors (the “Board”), you will be granted an option to purchase 50,000 (Fifty Thousand) shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2011 Stock Incentive Plan (the “Plan”), as described in that Plan and the applicable stock option agreement. The option will become exercisable as it vests. You will vest 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

Proprietary Information and Inventions Agreement

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Proprietary Information and Inventions Agreement.

Employment Relationship

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

Outside Activities

While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Withholding Taxes

All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Entire Agreement

This offer is contingent upon the satisfactory outcome of the pre-employment reference checks. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

If you wish to accept this offer, please sign and date the enclosed duplicate original of this letter and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

This offer, if not accepted, will expire end of day on March 14, 2014. We look forward to having you join us no later than May 1, 2014.

Very truly yours,

SERVICEMAX, INC.

By:

/s/ Ed Yip

Printed Name:	Ed Yip

Title:	Vice President, Product Management

I have read and accept this employment offer.

/s/ Amit Jain

Signature of	Amit Jain

Dated:	3/10/2014

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

ServiceMax, INC. (“Company”) is engaged in a continuous effort of technical innovation, product development and marketing, and administration of our business. The success of these efforts depends on our ability to draw upon the creative talents of our employees and to maintain the flow of information among our employees. For this reason, we ask all employees to sign this Agreement under which:

A.    Company’s policy of “at will” employment is confirmed;

B.    You agree to protect against unauthorized disclosure of confidential information and to return any confidential information and other Company property when your employment ends;

C.    You agree that Company will own any inventions and other work product you produce related to Company’s business;

D.    You agree to avoid and to disclose conflicts of interest;

E.    You agree that you will not solicit other Company employees or consultants to work elsewhere; and

F.    You and Company agree on the manner in which disputes will be resolved.

Please review this agreement and contact the Director of Human Resources if you have any questions or concerns. After you have reviewed it please sign and initial the appropriate places. (See the Instructions on page 5 of the agreement.)

CONFIDENTIALITY, AND INTELLECTUAL PROPERTY AGREEMENT

In connection with my employment by, ServiceMax, Inc. a Delaware corporation (“Company”), I agree as follows:

1.    At-Will Employment.

I understand that my employment is “at-will”. This means that Company and I are each free to terminate our employment relationship at any time, for any reason, with or without cause and with or without notice. Although my job duties, title, compensation and benefits, as well as Company’s personnel policies and procedures, may change from time to time, the at-will nature of my employment may only be changed in an express written agreement signed by Company’s CEO.

2.    Protection of Confidential Information.

2.1    Confidentiality Obligations. In the course of my Company employment, I will learn of or have disclosed to me various “Confidential Information”. Confidential Information1 is any information designated or labeled as ‘confidential’ or ‘proprietary’ or which is of the type one would reasonably expect a business to maintain in confidence. During and after the term of my employment, I will not disclose to any “unauthorized persons”2 or use for any “unauthorized purposes”3 any Confidential Information which I learn or receive in connection with my employment without the written consent of an officer of Company. These duties do not apply to Confidential Information which is or becomes publicly known through no action or fault of my own or to Confidential Information which is subsequently rightfully disclosed to me by a third party without duties of confidentiality and restricted use.

2.2    Consultation. If I am in doubt as to whether certain information is Confidential Information, or whether Confidential Information has become public knowledge, I agree to consult with the management of Company prior to disclosing or using the information.

[1]

Confidential Information includes, for example, technical information such as know-how, formulae, computer software, logic design, schematics, and manufacturing processes; business information such as information about costs, prices, profits, markets, sales, customers, and vendors; personnel information such as evaluations, salary and compensation data, and private phone numbers; and information relating to innovative activities, such as inventions, research projects, plans for future development, and patent strategy. Confidential Information includes confidential or proprietary information of a third party to which Company owes a duty of confidentiality or non-use and may also include Work Product (as defined below). Although certain information or technology may be generally known in the relevant industry, the fact that Company uses it, and how Company uses it, may not be known, and is therefore Confidential Information.

[2]

“Unauthorized persons” are those people who either (1) do not have a need to know the information to further a Company-authorized purpose or (2) do have such a need but are not obligated both to maintain such information in confidence and to use such information only for a Company-authorized purpose.

[3]	An “unauthorized purpose” means a purpose that does not further the interest of Company or that is not otherwise approved in writing by a Company officer.

3.    No Conflicting Obligations.

3.1    Conflict of Interest. In order to avoid conflicts of interest and inadvertent disclosure or improper use of Confidential Information, and to ensure that I devote my professional energies to Company, I agree that while I am employed by Company I will not accept or engage in any professional employment, consulting or other relationship with any business without first giving written notice to, and receiving written approval from, the CEO or Chief Financial Officer. While Company’s policy is to consider such approval requests on a case-by-case basis, Company typically approves such requests as to non-exempt employees so long as the other business is not a Company competitor or a major Company supplier or customer.

3.2    No Breach of Other Obligations. I represent that my performance of my duties for Company will not breach any non-compete, invention assignment, or proprietary or confidential information agreement with any former employer or other party or create any conflict of interest with anyone. I have returned all property and confidential information belonging to all prior employers. I also agree that I will not disclose to Company, or use for Company’s benefit, any confidential information or material in violation of the rights of my former employers or any third parties.

4.    Disclosure and Assignment to Company of Work Product.

4.1    Ownership of Work Product. I agree that Company and its assigns will be the exclusive owner of Work Product4 and all patents, trademarks, copyrights, mask works, moral rights and other statutory or common law protections in any and all countries (“IP Rights”) covering or otherwise associated with my Work Product. In addition, to the extent Company has not obtained exclusive ownership due to my Company employment, I agree to, and do hereby, assign to the Company and waive any and all IP Rights in my Work Product without further compensation or consideration.

4.2    Excluded Inventions. However, as provided by California Labor Code § 2870, Section 4.1 does not apply to any invention that I develop entirely on my own time and to which all of the following apply: (i) no equipment, supplies, facilities or trade secret information of Company are used, (ii) it is not related to Company’s business or Company’s actual or demonstrably anticipated research and development, and (iii) it does not result from any work performed by me for Company.

In addition, Section 4.1 does not apply to any inventions which I made or conceived or first reduced to practice alone or jointly with others prior to my engagement by Company. I represent that Exhibit A is a complete list of my pre-employment inventions that I desire to have specifically excluded from my obligations under this Section. If no such list is attached to this Agreement, I represent that I have made no such inventions as of the effective date of this Agreement.

[4]

“Work Product” means any and all tangible materials resulting from my services to Company and all ideas, inventions, improvements, discoveries, know-how, techniques and works of authorship (including but not limited to computer programs, software, logic design and documentation) and other information and materials, whether or not patentable, copyrightable or otherwise registrable under applicable statutes, that I may make, conceive, reduce to practice, develop, learn or work on, either alone or jointly with others, whether or not reduced to drawings, written description, documentation, models or other tangible form during the period of my employment by Company.

All of these Section 4.2 inventions are referred to as “Excluded Inventions.”

4.3    Certain Rights of Company In Excluded Inventions. If I incorporate any Excluded Invention into any Company product or service or otherwise use an Excluded Invention for Company’s benefit as part of my Company employment activities, Company is hereby granted and shall have a fully paid, nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sublicensable license to make, have made, modify, create derivative works, reproduce, use, offer to sell, sell, import and distribute such Excluded Invention (as may be improved or enhanced by or for Company) and any Company product or Company service incorporating such Excluded Invention.

4.4    Maintenance and Return of Records. I agree to keep, and make available to Company on demand, adequate and current written records of all my Work Product. I agree that these records, and all other information and documents coming into my possession or kept by me in connection with my employment, are the sole property of Company. I agree to return to all originals and copies of all such documents to Company promptly upon termination of my employment.

4.5    Disclosure of Work Product. I will promptly disclose to Company all Work Product other than Excluded Inventions. In addition, I agree that, if requested by Company, I will disclose in confidence any inventions that I consider to be Excluded Inventions so that the ownership of such inventions can be established.

4.6    Protection of Rights in Work Product. I will assist Company in every reasonable way (such as by signing documents and giving evidence and testimony) to establish Company’s ownership of and other rights in all Work Product and related IP Rights (other than Excluded Inventions) in any and all countries. If I am unavailable for any reason, I hereby appoint Company, as my agent and attorneys-in-fact to execute and file any document(s) and to do all other acts to further the prosecution, issuance, enforcement and maintenance of IP Rights in the Work Product other than Excluded Inventions. My obligations under this Section will extend beyond the termination of my employment provided that Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at Company’s request.

5.    Non-Solicitation.

I agree that, during the period of my employment and for a period of one year following termination of my employment with Company for any reason, I will not directly or indirectly solicit or encourage employees or consultants of Company to end their relationships with Company.

6.    Notification of New Employer. If I leave Company for any reason, I consent to Company notifying my new employer of my rights and obligations under this Agreement.

7.    Miscellaneous Clauses.

This Agreement constitutes the entire agreement, and supersedes all previous or contemporaneous agreements or representations, whether oral or written, express or implied, between Company and me with regard to its subject matter. This Agreement cannot be modified or waived unless in writing, signed by me and either the CEO or Chief Financial Officer.

The invalidity or unenforceability of any provision(s) of this Agreement under particular facts and circumstances shall not affect the validity or enforceability either of other provisions of this Agreement or, under other facts and circumstances, of such provision(s).

This Agreement is governed by and construed in accordance with the laws of the State of California for contracts entered into in California between California residents.

This Agreement is binding upon my heirs, executors, administrators, or personal representatives and inures to the benefit of successors and assigns of Company. If a subsidiary or parent of Company or another entity affiliated with Company should employ me, then during the term of such employment, the term “Company” shall refer to such employer.

Any dispute arising under or relating to this Agreement shall be litigated exclusively in Federal or California courts located in Santa Clara County, California and the Company and I hereby consent and submit to the jurisdiction and venue of such courts.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions. I UNDERSTAND THAT THIS AGREEMENT IS EFFECTIVE AS OF THE DATE MY EMPLOYMENT WITH COMPANY COMMENCED OR WILL COMMENCE.

INSTRUCTIONS TO EMPLOYEE: You should sign below as well as Exhibit A. If Exhibit A is not filled out or signed or if it is crossed out, then you represent that you have no pre-employment inventions, as set forth in Section 4.2 of the Agreement.

EMPLOYEE		ACCEPTED AND AGREED TO BY:

ServiceMax, Inc.

By:	/s/ Amit Jain	By:	/s/ Ed Yip

Printed Name	Amit Jain	Printed Name	Ed Yip

Title:	Vice President, Product Management

Address	Date Executed:	3/11/2014

Date Executed:	3/10/2014

EXHIBIT A

LIST OF PRE-EMPLOYMENT INVENTIONS

This List of Pre-Employment Inventions, along with any attached pages, is part of and incorporated by reference into the attached Confidentiality and Intellectual Property Agreement.

INSTRUCTIONS TO EMPLOYEE: Please identify in the DOCUMENT CHART below preexisting documents which describe, and upon which you will rely to establish your ownership of, your pre-employment inventions. Please do not disclose to Company your pre-employment inventions in detail unless Company expressly requests that you do.

In filling out the DOCUMENT CHART, please note that witnesses are people who have read and understood the referenced document and who therefore can testify to the existence of the inventions, ideas or works of authorship. Also, inventions, ideas, or works of authorship not owned by you (for example because they have been assigned to a prior employer) are not to be listed here.

If any documents are identified below, then Company may request you to provide the documents and other information to determine if any impediments to employment by Company exist.

DOCUMENT CHART

No. Of Document	Title On Document	Date On Document	Names of Witnesses Signing The Document	No. Of Pages Of The Document
1
2
3
4
5

Signed:	/s/ Amit Jain	Date:	3/10/2014
(Employee’s Full Name)